Exhibit 99.5
[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]
Board of Directors
Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121
Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated July 20, 2011, to the Board of Directors of Express Scripts, Inc. (“Express Scripts”) as Annex D to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors to Express Scripts — Opinion of Credit Suisse Securities (USA) LLC” and “THE MERGERS — Opinions of Financial Advisors to Express Scripts — Opinion of Credit Suisse Securities (USA) LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Express Scripts and Medco Health Solutions, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Aristotle Holding, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC

October 6, 2011